55 Technology Way  • West Greenwich, Rhode Island 02817 USA  • Telephone: 401 392-1000   •Fax: 401 392-1234

For Immediate Release December 10, 2001	Contact: Robert K. Vincent Public Affairs GTECH Corporation 401-392-7452

GTECH ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE RESULTS

GTECH Delivers 38% Increase in Earnings Per Share;

Board of Directors Authorizes New $75 Million Share Repurchase

WEST GREENWICH, RI - (December 10, 2001) - GTECH (NYSE:GTK) today announced earnings for the third quarter and first nine months of fiscal year 2002, ended November 24, 2001.

Commenting on the quarter, GTECH Chief Executive Officer and President Howard S. Cohen said, “We delivered impressive results through our continued emphasis on improving productivity and operating efficiency, which contributed to exceeding both our operating income and earnings goals. Complementing our financial results this quarter were several positive business developments that we expect will enhance our competitive position and create sustainable shareholder value over the long term.”

GTECH Senior Vice President and Chief Financial Officer Jaymin B. Patel said, “Our disciplined execution of numerous financial initiatives over the past several quarters has generated positive results. Today we are well-positioned to achieve our goal of delivering value to our shareholders through improved profitability and strong cash flows.”

Operating Results

Revenues for the third quarter of fiscal 2002 totaled $263.6 million, an increase of 19.2% over the $221.0 million of revenues in the third quarter of fiscal 2001. Net income was $21.6 million, or $0.73 per diluted share, compared with net income of $18.3 million, or $0.53 per diluted share, for the same period last year.

Revenues for the first nine months of fiscal 2002 were $735.1 million, an increase of 6.4% over revenues of $690.6 million for the same period last year. Net income was $57.4 million, or $1.89 per diluted share, compared with net income of $17.3 million, or $0.50 per diluted share, for the same period last year. The results for the first nine months of last year were negatively impacted by a special charge of $40.0 million, or $0.70 per diluted share, in connection with certain contractual obligations and a value assessment of the Company’s business operations, and additional charges of $5.1 million, or $0.09 per diluted share, which principally related to the Company’s restricted stock plan.

Third Quarter

Service revenues were $196.4 million in the quarter, representing an 8.1% decrease from the $213.8 million of service revenues in the same quarter last year. This decrease was driven by the weakening of the Brazilian real against the U.S. dollar, along with the expiration of certain electronic benefits transfer contracts.

Had last year’s average exchange rates prevailed throughout the most recent quarter, the Company estimates that service revenues would have declined by approximately 3.7% compared to the third quarter of last year.

Product sales in the third quarter of fiscal 2002 were $67.2 million, an increase of $60.0 million over the $7.2 million in the third quarter of fiscal 2001, primarily driven by the sale of terminals and software to Camelot, in the United Kingdom.

Service gross margins declined from 32.0% in the third quarter of fiscal 2001 to 29.6% in the third quarter of fiscal 2002, primarily driven by the weakening of the Brazilian real against the U.S. dollar.

Product margins improved to 23.8% in the third quarter of fiscal 2002 from negative (0.9%) in the third quarter last year, primarily due to the large volume of sales of terminals and software to Camelot. In addition, cost over-runs on a system installation in New South Wales negatively impacted prior year margins.

Operating expenses in the third quarter of fiscal 2002 were $36.2 million, a 4.7% reduction from the $38.0 million of operating expenses incurred in the third quarter of fiscal 2001, principally driven by the continued emphasis on improving productivity and efficiency, and the successful execution of the value assessment initiatives.

Year to Date

Service revenues for the first nine months of fiscal 2002 were $616.6 million, representing a 3.8% decrease from the $640.7 million of service revenues in the same period last year. This decrease primarily reflects the weakening of the Brazilian real against the U.S. dollar.

Had last year’s average exchange rates prevailed throughout the first nine months of fiscal 2002, the Company estimates that service revenues would have increased by approximately 0.7% compared to the same period last year.

Product sales in the first nine months of fiscal 2002 were $118.5 million, an increase of $68.5 million over the $50.0 million in the same period last year, primarily driven by the sale of terminals and software to Camelot.

Service gross margins declined to 30.8% compared to 32.8% in fiscal 2001, primarily driven by the weakening of the Brazilian real against the U.S. dollar, along with start-up losses on new lottery system installations.

Product margins improved to 20.1% this year from negative (5.5%) last year primarily due to the large volume of sales of terminals and software to Camelot. In addition, cost over-runs on system installations in New South Wales and Israel negatively impacted prior year margins.

Operating expenses in the first nine months of fiscal 2002 were $111.8 million, a decline of $60.5 million compared to the $172.3 million of operating expenses incurred in the first nine months of fiscal 2001. This was principally due to the absence of $45.1 million of prior year special and additional charges, along with $15.4 million of reductions driven by the continued execution of the value assessment initiatives and increased emphasis on improving productivity and efficiency.

During the first nine months of fiscal 2002, the Company generated earnings before interest, taxes, depreciation, amortization and special and other non-cash charges, or EBITDA, of $243.5 million, an increase of $26.5 million over EBITDA of $217.0 million generated during the first nine months of fiscal 2001.

The Company’s effective income tax rate decreased from 39% in the first nine months of fiscal 2001 to 38% in the same period this year, principally due to lower state taxes and a reduction in non-deductible expenses.

Cash Flow and Investments

During the first nine months of fiscal 2002, the Company generated $119.5 million of free cash flow and repurchased $194.4 million of the Company's common stock. At the end of the fiscal 2002 third quarter, the Company had $292.0 million of revolving credit available under its $300.0 million credit facility.

Financial Outlook

For the fourth quarter of fiscal year 2002, the Company expects quarter-over-quarter total revenue growth of approximately 9% to 10%, driven by product shipments. Service revenues are expected to be slightly lower than the fourth quarter of last year. Product sales are expected to be in the range of $50 - $55 million.

The Company expects service gross profit margins in the range of 32% to 33% and product sale gross profit margins in the range of 20% to 22%.

The Company also expects to record an extraordinary charge against fourth quarter earnings in the amount of $11 to $14 million net of taxes, or $0.35 to $0.46 per share. The extraordinary charge will primarily consist of costs associated with the Company’s plans to repay certain existing indebtedness and to refinance the debt related to the Company’s World Headquarters. Excluding the extraordinary charge, the Company expects earnings for the fourth quarter and fiscal year ending February 23, 2002, to be in line with previous guidance of $0.81 to $0.86 and $2.70 to $2.75 per diluted share, respectively.

Share Repurchase

GTECH also announced today that the Board of Directors has authorized a new share repurchase program for up to an aggregate amount of $75 million of the Company’s outstanding common stock through February 2003. The new program is in addition to the unused capacity of approximately $16 million remaining in our existing program, which was scheduled to expire on June 30, 2002. It is contemplated that the share repurchases will be accomplished through periodic purchases on the open market. The timing of such purchases will be dependent upon market conditions and corporate considerations.

Offer To Purchase Existing Indebtedness

The Company also announced today that it has launched an offer to purchase up to $150.0 million aggregate principal amount of its 7.75% Series A Guaranteed Senior Notes due 2004 and its 7.87% Series B Guaranteed Senior Notes due 2007 issued by GTECH Corporation. The offer expires at 12:00 midnight on January 9, 2002, unless extended or earlier terminated, and is conditioned on, among other things, raising debt to finance such purchases.

Other Highlights

During the quarter, GTECH announced that it signed a new lottery operations and services contract with the Texas Lottery Commission to operate the Texas Lottery’s integrated online and instant–ticket games. GTECH expects to generate revenues of approximately $750 million over the nine–year contract period.

Facing budget shortfalls in their upcoming respective fiscal years, many states are looking to their lotteries to help raise additional non–tax revenues to help offset the anticipated shortfalls. New York recently passed legislation allowing the state to join a multi–state game, such as Powerball or The Big Game, in an effort to fill a budget shortfall. New York expects the multi–state lottery game to generate approximately $200 to $300 million in incremental revenue. As the state’s lottery service provider, GTECH will benefit from this as well. Recently, the Ohio legislature passed a similar multi-state initiative.

Also this quarter, Virginia, Kentucky and Georgia formed Lotto South, another multi–state lottery game designed to produce bigger payoffs for players and more profits for participating states.

“GTECH is seeing similar developments in other states that are considering ways to minimize budget shortfalls without raising taxes,” said Cohen. “We expect more states will follow New York’s lead, and we hope to be part of their solution,” concluded Cohen.

Since the close of the quarter, GTECH signed a new six–year facilities management contract to provide online lottery equipment to and services for the Kansas Lottery. The Company anticipates generating revenue of approximately $35 million over the six–year contract period.

This press release contains forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company’s future strategies. Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which could cause results to differ materially from those contemplated in the forward–looking statements. These risks and uncertainties include, but are not limited to, those set forth above and in the Company’s filings with the Securities and Exchange Commission, including its fiscal 2001 Annual Report on Form 10–K and other filings.

•••

GTECH, a leading global information technology company with approximately $1 billion in revenues and 4,700 people in 44 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company’s core market is the lottery industry, with a growing presence in financial services and related segments. For more information about the Company, please visit GTECH’s website at http://www.gtech.com.

-000-

Consolidated statement of operations to follow:

CONSOLIDATED INCOME STATEMENTS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                           (Unaudited)
                                                       Three Months Ended
                                               ---------------------------------
                                                    November 24,    November 25,
                                                       2001             2000
                                               ------------------ --------------
                                                      (Dollars in thousands,
                                                      except per share amounts)
Revenues:
      Services                                          $ 196,427      213,827
      Sales of products                                    67,152        7,204
                                                        ---------      -------
                                                          263,579      221,031
Costs and expenses:
      Costs of services                                   138,346      145,338
      Costs of sales                                       51,147        7,272
                                                        ---------      -------
                                                          189,493      152,610
                                                        ---------      -------

Gross profit                                               74,086       68,421

Selling, general and administrative                        26,692       24,575
Research and development                                    7,980       11,912
Goodwill amortization                                       1,493        1,473
                                                        ---------      -------
      Operating expenses                                   36,165       37,960
                                                        ---------      -------

Operating income                                           37,921       30,461

Other income (expense):
      Interest income                                       1,070        1,343
      Equity in earnings of unconsolidated affiliates       1,255          520
      Other income                                            250        4,771
      Interest expense                                     (5,624)      (7,116)
                                                        ---------      -------

Income before income taxes                                 34,872       29,979

Income taxes                                               13,251       11,692
                                                        ---------      -------

Net income                                              $  21,621       18,287
                                                        =========      =======

Basic earnings per share                                $     .75          .53
                                                        =========      =======

Diluted earnings per share                              $     .73          .53
                                                        =========      =======

CONSOLIDATED INCOME STATEMENTS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                          (Unaudited)
                                                        Nine Months Ended
                                                  ------------------------------
                                                      November 24,  November 25,
                                                        2001           2000
                                                   --------------  -------------
                                                        (Dollars in thousands,
                                                        except per share amounts)
Revenues:
      Services                                          $ 616,597      640,667
      Sales of products                                   118,531       49,970
                                                         ---------     -------
                                                          735,128      690,637
Costs and expenses:
      Costs of services                                   426,430      430,723
      Costs of sales                                       94,747       52,698
                                                         --------      -------
                                                          521,177      483,421
                                                         ---------     -------

Gross profit                                              213,951      207,216

Selling, general and administrative                        83,343       89,373
Research and development                                   23,949       38,189
Goodwill amortization                                       4,556        4,691
Special charge                                               --         40,018
                                                         ---------     -------
      Operating expenses                                  111,848      172,271
                                                         ---------     -------

Operating income                                          102,103       34,945

Other income (expense):
      Interest income                                       4,324        4,312
      Equity in earnings of unconsolidated affiliates       3,830        2,614
      Other income                                            743        7,212
      Interest expense                                    (18,475)     (20,804)
                                                         ---------     -------

Income before income taxes                                 92,525       28,279

Income taxes                                               35,159       11,029
                                                         ---------     -------

Net income                                              $  57,366       17,250
                                                        =========      =======

Basic earnings per share                                $    1.93          .50
                                                        =========      =======

Diluted earnings per share                              $    1.89          .50
                                                        =========      =======

CONSOLIDATED BALANCE SHEETS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                     (Unaudited)
                                                     November 24,   February 24,
                                                        2001           2001
                                                  ---------------- -------------
ASSETS                                               (Dollars in thousands)

CURRENT ASSETS
  Cash and cash equivalents                          $    11,433    $    46,948
  Trade accounts receivable                               94,359        118,721
  Sales-type lease receivables                             7,972          8,722
  Inventories                                            105,734        117,789
  Deferred income taxes                                   26,850         26,850
  Other current assets                                    19,324         18,798
                                                     -----------    -----------
            TOTAL CURRENT ASSETS                         265,672        337,828

SYSTEMS, EQUIPMENT AND OTHER ASSETS
  RELATING TO CONTRACTS                                1,340,536      1,283,414
Less: Accumulated Depreciation                          (953,640)      (922,080)
                                                     -----------    -----------
                                                         386,896        361,334

GOODWILL                                                 118,321        122,325

OTHER ASSETS                                              92,923        116,673
                                                     -----------    -----------
            TOTAL ASSETS                             $   863,812    $   938,160
                                                     ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Short term borrowings                              $     2,541    $     2,316
  Accounts payable                                        38,827         49,267
  Accrued expenses                                        69,530         65,571
  Employee compensation                                   32,041         31,898
  Advance payments from customers                         79,794         55,418
  Income taxes payable                                    66,030         64,573
  Current portion of long-term debt                        3,583          3,512
                                                     -----------    -----------
            TOTAL CURRENT LIABILITIES                    292,346        272,555

LONG-TERM DEBT, less current portion                     325,938        316,961

OTHER LIABILITIES                                         33,487         29,883

DEFERRED INCOME TAXES                                      4,399          4,399

SHAREHOLDERS' EQUITY
  Preferred Stock, par value $.01 per share--
    20,000,000 shares authorized, none issued               --             --
  Common Stock, par value $.01 per share--
    150,000,000 shares authorized,
    46,039,390 and 44,507,315 shares
    issued, 29,080,025 and 34,257,527 shares
    outstanding at November 24, 2001 and
    February 24, 2001, respectively                          460            445
  Additional paid-in capital                             225,296        183,294
  Equity carryover basis adjustment                       (7,008)        (7,008)
  Accumulated other comprehensive loss                  (100,542)       (85,852)
  Retained earnings                                      534,566        479,305
                                                     -----------    -----------
                                                         652,772        570,184
  Less cost of 16,959,365 and 10,249,788
   shares in treasury at November 24, 2001
    and February 24, 2001, respectively                 (445,130)      (255,822)
                                                     -----------    -----------
                                                         207,642        314,362
                                                     -----------    -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $   863,812    $   938,160
                                                     ===========    ===========

CONSOLIDATED STATEMENTS OF CASH FLOWS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                           (Unaudited)
                                                          Nine Months Ended
                                                     ---------------------------
                                                      November 24,  November 25,
                                                         2001           2000
                                                     ------------   ------------
                                                       (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                             $  57,366    $  17,250
Adjustments to reconcile net income to net cash
  provided by operating activities:
      Depreciation                                       118,483      121,473
      Intangibles amortization                             6,356        9,351
      Goodwill amortization                                4,556        4,691
      Special charge                                        --         40,018
      Equity in losses of unconsolidated affiliates,
        net of dividends received                           (588)        (922)
      Other                                                3,970         (815)
      Changes in operating assets and liabilities:
        Trade accounts receivable                         27,654       25,839
        Inventories                                       12,055      (30,977)
        Special charge                                    (6,272)     (23,599)
        Other assets and liabilities                      31,016      (13,447)
                                                       ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                254,596      148,862

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets
 relating to contracts                                  (146,117)    (107,916)
Investments in and advances to unconsolidated
 subsidiaries                                              3,786      (14,275)
Other                                                      7,267       (9,220)
                                                       ---------    ---------
NET CASH USED FOR INVESTING ACTIVITIES                  (135,064)    (131,411)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt             186,000       92,500
Principal payments on long-term debt                    (182,298)    (100,066)
Purchases of treasury stock                             (194,389)     (13,995)
Proceeds from stock options                               40,968          325
Other                                                     (1,056)       5,587
                                                       ---------    ---------
NET CASH USED FOR FINANCING ACTIVITIES                  (150,775)     (15,649)

Effect of exchange rate changes on cash                   (4,272)      (3,150)
                                                       ---------    ---------
DECREASE IN CASH AND CASH EQUIVALENTS                    (35,515)      (1,348)

Cash and cash equivalents at beginning of period          46,948       11,115
                                                       ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD             $  11,433    $   9,767
                                                       =========    =========

EBITDA                                                 $ 243,553    $ 217,035
                                                       =========    =========